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                                                                  EXHIBIT 3.1

                              ARTICLES OF INCORPORATION

                                          OF

                                   GCI LAKES, INC.


     The undersigned hereby creates a corporation under Chapter 302A of the Minnesota Statutes and adopts the following Articles of Incorporation.


                                      ARTICLE 1

                                         NAME

     The name of the Corporation is GCI LAKES, INC.


                                      ARTICLE 2

                                  REGISTERED OFFICE

     The address of the registered office of the Corporation is 130 Cheshire Lane, Minnetonka, Minnesota 55305.


                                      ARTICLE 3

                                       CAPITAL

     A. The Corporation is authorized to issue One Hundred Million (100,000,000) shares of capital stock, having a par value of one cent ($.01) per share.

     B. In addition to any and all powers conferred upon the Board of Directors by the laws of the State of Minnesota, the Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different classes or series, and the authority to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversion of the Corporation's outstanding shares.

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     C.   The Board of Directors shall also have the authority to issue rights to convert any of the Corporation's securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes, and the authority to issue share purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights, may be transferable or nontransferable and separable or inseparable from other securities of the Corporation.
          The Board of Directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.


                                      ARTICLE 4

                                  SHAREHOLDER RIGHTS

     A.   No shareholder of the Corporation shall have any preemptive rights.

     B. No shareholder of the Corporation shall have any cumulative voting rights.


                                      ARTICLE 5

                                     INCORPORATOR

     The name and address of the incorporator, who is a natural person of full age, are:

                                    Neil P. Ayotte
                                 3300 Norwest Center
                               90 South Seventh Street
                          Minneapolis, Minnesota 55402-4140


                                      ARTICLE 6

                   WRITTEN ACTION BY LESS THAN ALL OF THE DIRECTORS

     Any action required or permitted to be taken at a Board meeting, other than an action requiring shareholder approval, may be taken by written action of the Board of Directors if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

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                                      ARTICLE 7

                            LIMITED LIABILITY OF DIRECTORS

     To the fullest extent permitted by law, a director shall have no personal liability to the Corporation or its shareholders for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 7 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                      ARTICLE 8

            OBLIGATIONS OF CERTAIN BENEFICIAL OWNERS; RIGHTS OF REDEMPTION

     A. No Person may become the Beneficial Owner of five percent (5%) or more of any class or series of the Corporation's issued and outstanding Capital Stock unless such Person agrees in writing to: (i) provide to the Gaming Authorities information regarding such Person, including without limitation thereto, information regarding other gaming-related activities of such Person and financial statements, in such form, and with such updates, as may be required by any Gaming Authority; (ii) respond to written or oral questions that may be propounded by any Gaming Authority; and (iii) consent to the performance of any background investigation that may be required by any Gaming Authority, including without limitation thereto, an investigation of any criminal record of such Person.

     B. Notwithstanding any other provisions of these Articles, but subject to the provisions of any resolution of the Board of Directors creating any series of preferred stock or any other class of stock which has a preference over common stock with regard to dividends or upon liquidation, outstanding shares of Capital Stock held by a Disqualified Holder shall be subject to redemption at any time by the Corporation by action of the Board of Directors. The terms and conditions of such redemption shall be as follows:

          (1) the redemption price of the shares to be redeemed pursuant to this section B of Article 8 shall be equal to the Fair Market Value of such shares or such other redemption price as required by pertinent state or federal law pursuant to which the redemption is required;

          (2) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

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          (3)  if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board of Directors;

          (4) at least thirty (30) days' written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder) provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

          (5) from and after the Redemption Date or such earlier date as mandated by pertinent state or federal law, any and all rights of whatever nature, which may be held by the Beneficial Owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

          (6) such other terms and conditions as the Board of Directors shall determine.

     C. Definitions. Capitalized terms used in this Article 8 shall have the meanings provided below.

               "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"). The term "registrant" as used in said Rule 12b-2 shall mean the Corporation.

               "Beneficial Owner" shall mean any person who, singly or together with any of such person's Affiliates or Associates, directly or indirectly, has "beneficial ownership" of Capital Stock (as determined pursuant to Rule 13d-3 of the Act).

               "Capital Stock" shall mean any common stock, preferred stock, special stock, or any other class or series of stock of the Corporation.

               "Disqualified Holder" shall mean any Beneficial Owner of shares of Capital Stock of the Corporation or any of its Subsidiaries, whose holding of shares of

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          Capital Stock may result or, when taken together with the holding of shares of Capital Stock by any other Beneficial Holder, may result, in the judgment of the Board of Directors, in (i) the disapproval, modification, or non-renewal of any contract under which the Corporation or any of its Subsidiaries has sole or shared authority to manage any gaming operations, or (ii) the failure to obtain or the loss or non-reinstatement of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or any Subsidiary, which license or franchise is conditioned upon some or all of the holders of Capital Stock meeting certain criteria.

               "Fair Market Value" of a share of Capital Stock shall mean the average Closing Price for such a share for each of the 45 most recent days during which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall have been given pursuant to Paragraph (4) of section B of Article 8; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Fair Market Value" shall be determined by the Board of Directors in good faith; and provided, further, however, that "Fair Market Value" as to any stockholder who purchases any stock subject to redemption within 120 days prior to a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid for such shares. "Closing Price" on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked price on the composite tape for the New York Stock Exchange--listed stocks, or, if stock of the class or series in question is not quoted on such composite tape on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States Securities Exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the National Association of Securities Dealers, Inc., Automated Quotation System (including the National Market Systems) or any system then in use, or, if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

               "Gaming Authorities" shall mean the National Indian Gaming Commission, the Mississippi Gaming Commission organized pursuant to the Mississippi Gaming Control Act and any successors thereto, or any other tribal or governmental authority regulating any form of gaming that has jurisdiction over the Corporation or its Subsidiaries.

               "Person" shall mean any natural person, corporation, firm, partnership, association, government, governmental agency, or any other entity, whether acting in an individual, fiduciary, or any other capacity.

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               "Redemption Date" shall mean the date fixed by the Board of
          Directors for the redemption of any shares of stock of the Corporation pursuant to section B of this Article 8.

               "Redemption Securities" shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Paragraph (4), section B of Article 8, at least equal to the Fair Market Value of the shares to be redeemed pursuant to section B of Article 8 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

               "Subsidiary" shall mean any company of which a majority of any class of equity security is beneficially owned by the Corporation.


     IN WITNESS WHEREOF, I have signed my name this 18th day of June 1998.




                                        /s/ NEIL P. AYOTTE
                                        ---------------------------------
                                        Neil P. Ayotte, Incorporator

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                   MINNESOTA SECRETARY OF STATE
             AMENDMENT OF ARTICLES OF INCORPORATION

BEFORE COMPLETING THIS FORM, PLEASE READ INSTRUCTIONS LISTED BELOW.

CORPORATE NAME: (List the name of the company prior to any desired name change)

GCI Lakes, Inc.
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This amendment is effective on the day it is filed with the Secretary of
State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.
                               -------------------------------


The following amendment(s) of articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including this form ________.)
                         ARTICLE  I
                                -----

The name of this corporation is Lakes Gaming, Inc.







This amendment has been approved pursuant to MINNESOTA STATUTES CHAPTER 302A OR 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

                             /s/ TIMOTHY COPE
                             ----------------------------------------
                                 (Signature of Authorized Person)
                             Timothy J. Cope, Chief Financial Officer
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INSTRUCTIONS                                      FOR OFFICE USE ONLY


1. Type or print with black ink.                      STATE OF MINNESOTA
2. A Filing Fee of: $35.00, made payable             DEPARTMENT OF STATE
   to the Secretary of State.                              FILED
3. Return completed forms to:                           AUG 27, 1998
                                                  /s/ JOAN ANDERSON GROWES
     Secretary of State                               Secretary of State
     180 State Office Building
     100 Constitution Ave.
     St. Paul, MN 55155-1299
     (612)296-2803